Exhibit 3.1

FERGUSON ENTERPRISES INC.

CERTIFICATE OF INCORPORATION

ARTICLE ONE

The name of the corporation is Ferguson Enterprises Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware 19803. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The nature and purpose of the business of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 1100 shares, consisting of two classes as follows:

1.	100 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2.	1,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the corporation (the “Board”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions, for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this certificate of incorporation (as it may be amended, restated, modified and/or supplemented from time to time, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the corporation shall be vested in the holders of the Common Stock and the holders of Preferred Stock shall not be entitled to vote on any matter except as required by law or provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the corporation if, as and when declared thereon by the Board from time to time out of assets or funds of the corporation legally available therefor.

(c) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the corporation’s debts and any other payments required by law and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the corporation, the remaining assets of the corporation shall be distributed to the holders of shares of Common Stock equally on a per share basis. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a merger or consolidation of the corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the corporation within the meaning of this Paragraph (c).

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

Martin O’Brien

c/o Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation (as they may be amended and/or restated from time to time, the “Bylaws”).

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE NINE

Section 1. Limitation of Liability. To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Section 2. Indemnification. To the fullest extent permitted by the DGCL, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, agents or other persons, votes of stockholders or disinterested directors, or otherwise.

Section 3. Amendments. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Nine, nor, to the fullest extent permitted by law, any modification of the relevant provisions of the DGCL or any other law shall: (i) eliminate, reduce or otherwise adversely affect any right or protection of a current or former director, officer or agent of the corporation (or any other person to which the DGCL permits the corporation to provide indemnification) existing at the time of such amendment, repeal, adoption or modification with respect to any acts or omissions of such director, officer, agent or other person that occurred or allegedly occurred prior to, such amendment, repeal or modification; or (ii) increase the liability of a current or former director, officer or agent of the corporation (or any other person to which the DGCL permits the corporation to provide indemnification) with respect to any acts or omissions of such director, officer, agent or other person that occurred or allegedly occurred prior to, such amendment, repeal or modification. For the avoidance of doubt, if the DGCL or any other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the corporation, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended.

ARTICLE TEN

Section 1. Exclusive Jurisdiction.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any current or former director, officer, employee, agent or stockholder of the corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (v) any action asserting a claim against the corporation or any current or former director, officer, employee, agent or stockholder of the corporation governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 1(a) of Article TEN shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the corporation or any director, officer, employee or agent of the corporation.

Section 2. Notice. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the fullest extent permitted from time to time under the laws of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. Neither the amendment nor repeal of this ARTICLE TWELVE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE TWELVE, nor, to the fullest extent permitted by the DGCL, any modification of law shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment, repeal, adoption or modification.

* * * * *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on this 5th day of February 2024.

/s/ Martin O’Brien
Martin O’Brien
Sole Incorporator